UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  May 3, 2010

LIONS GATE LIGHTING CORP.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-52401
(Commission File Number)

47-0930829
(IRS Employer Identification No.)

Suite 600 – 999 West Hastings Street, Vancouver, British Columbia  Canada V6C 2W2
(Address of principal executive offices and Zip Code)

604-729-5759
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On May 3, 2010, we entered into a share exchange agreement with Atlantis Group hf. (“Atlantis”), Bluefin Acquisition Group Inc. (“Bluefin”) and Kali Tuna d.o.o. (“Kali Tuna”). Atlantis is the sole shareholder of Bluefin and Bluefin is the sole shareholder of Kali Tuna. Pursuant to the terms of the share exchange agreement, we have agreed to acquire all of the issued and outstanding common shares of Bluefin from Atlantis in exchange for the issuance by our company to Atlantis of 30,000,000 shares of our common stock, subject to the satisfaction or waiver of certain conditions precedent as set out in the share exchange agreement. If the share exchange agreement is successfully completed, Bluefin and Kali Tuna will become our wholly-owned subsidiaries.  Bluefin is a holding company created in March, 2010 solely for the purpose of holding the shares of Kali Tuna. Kali Tuna is a private limited liability company organized under the laws of the Republic of Croatia.  It owns and operates facilities and equipment in Croatia where it farms Northern Bluefin Tuna for sale primarily into the Japanese sushi and sashimi market. If the share exchange agreement is consummated, we are proposing to change our name to “Umami Sustainable Seafood Inc.”.

Conditions Precedent to the Closing of the Share Exchange Agreement

The closing of the share exchange agreement is subject to the satisfaction of conditions precedent to closing as set forth in the share exchange agreement, including the following:

1.	on the closing date, our total liabilities shall not exceed $5,000;

2.	we will have divested all of our interest in and to our subsidiary, LG Lighting Corp.;

3.
our board of directors will have adopted resolutions appointing Oli Valur Steindorsson, Frederick Charles Kempson and Michael David Gault to our board of directors and we will have received from our current directors written undated resignations, which appointments and resignations will be effective on the closing of the agreement or, if applicable, ten days after the filing with the Securities and Exchange Commission, and mailing to our shareholders, of a Schedule 14f-1 in connection with same;

4.
our board of directors will have adopted resolutions appointing Oli Valur Steindorsson as chairman, president and chief executive officer of our company and Dan Zang as chief financial officer and secretary, and all of our current officers will have agreed to resign, with such appointments and resignations to be effective as of the closing;

5.	the approval of our board of directors, the board of directors of Atlantis, the board of directors of Bluefin and the board of directors of Kali Tuna will have been obtained;

6.	no material adverse effect will have occurred with the business or assets of our company or with those of Kali Tuna since the effective date of the share exchange agreement;

7.	no suit, action or proceeding will be pending or threatened which would prevent the consummation of any of the transactions contemplated by the share exchange agreement;

8.	all necessary third-party consents and approvals as contemplated by the share exchange agreement will have been obtained; and

9.
an amount of no less than US$15,000,000 (Fifteen Million Dollars) shall have been deposited into escrow by private investors which amount will be released to us immediately following the closing of the share exchange.

Due to conditions precedent to closing, including those set out above, and the risk that the conditions precedent will not be satisfied, there is no assurance that our company will complete the acquisition of the shares of Bluefin, as contemplated in the share exchange agreement.

A copy of the share exchange agreement is attached hereto as Exhibit 2.1.

Item 9.01  Financial Statements and Exhibits

2.1	Share Exchange Agreement dated May 3, 2010 among our company, Atlantis Group HF, Bluefin Acquisition Group Inc. and Kali Tuna d.o.o.

99.1	Press Release dated May 3, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIONS GATE LIGHTING CORP.

/s/ William Grossholz
William Grossholz
Treasurer, Secretary and Director

Date:  May 3, 2010